Exhibit 2.1

FIRST AMENDMENT

TO

PURCHASE AGREEMENT

     This FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) is dated as of February 22, 2005, by and among Gadzooks, Inc., a Texas corporation (the “Company”), and Gadzooks 21, Inc., a Delaware corporation (“Purchaser”). Capitalized terms used but not defined elsewhere in the text of this Amendment are used as defined in the Purchase Agreement (defined below).

     WHEREAS, the Company, Purchaser and, solely for purposes of Sections 1.1(c), 3.2(b), 3.2(d), 3.3, 3.6, 3.7 and 9.3 thereof, Forever 21, Inc., a Delaware corporation, are parties to a certain Purchase Agreement dated as of February 16, 2005 (the “Purchase Agreement”); and

     WHEREAS, the Company and Purchaser, pursuant to Section 9.5 of the Purchase Agreement, desire to amend the Purchase Agreement on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Section 1.1(c). Section 1.1(c) of the Purchase Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(c) At the Closing, as additional consideration, Purchaser shall issue the Company an unsecured, non-negotiable promissory note of Purchaser in an initial aggregate principal amount of $2,700,000 (the “Note”, and together with the Cash Consideration, the “Consideration”). The Note shall bear interest at a rate per annum equal to LIBOR plus two-percent (2%). Fifty percent (50%) of the initial principal amount of the Note and all interest accrued thereon shall be due and payable on December 31, 2005 (or, if such date is not a business day, on the next preceding business day prior to such date) and all remaining principal and interest remaining unpaid on the Note shall be due and payable on September 30, 2006 (or, if such date is not a business day, on the next preceding business day prior to such date, the “Maturity Date”); provided, however, that Purchaser may voluntarily prepay the then outstanding interest and principal due under the Note at any time without penalty or premium. Purchaser shall be entitled to deduct dollar for dollar from the then outstanding principal and interest due on the Note on the Maturity Date the amount of any Company Apportionment Obligations (as such term is defined in Section 1.8 below) paid by the Purchaser to the landlords, with respect to any Lease which is either assigned to Purchaser or its Designee, as of the date such payments are made by the Purchaser. The Note shall contain such other terms and conditions as to be mutually agreed upon by the Company and Purchaser.”

2. Amendment to Section 1.4(c). Section 1.4(c) of the Purchase Agreement is hereby deleted in its entirety and the following language is inserted in lieu thereof:

“(c) except for the Liabilities explicitly set forth on Exhibit 1.2, any Liabilities for Taxes (including Taxes resulting from the consummation of the transactions contemplated by this Agreement, except as provided in Section 8.3(b));

3. Amendment to Section 1.8. Section 1.8 of the Purchase Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“1.8 Apportionments.

(a) The following charges relating to each of the Leased Real Properties, except those Leased Real Properties that are not retail stores, that relate to a period that begins prior to the Closing Date and ends after the Closing Date are to be apportioned between the Company, on the one hand, and Purchaser, on the other hand, as of midnight of the day preceding the Closing Date:

     (i) rent apportioned for the month in which the Closing Date occurs;

     (ii) assessments, water meter charges, and sewer rents, if any, on the basis of the fiscal year for which assessed;

     (iii) charges and fees payable for telephone services, water, heat, steam, electric power, gas and other utilities, at the price charged by the suppliers, including any taxes thereon and based upon applicable meter readings, where available, made on or immediately prior to the Closing Date; and

     (iv) amounts due to the landlords for expense adjustments for property, income or other taxes, “CAM” and other obligations under the Lease.

Items (i) through (iv) above which relate to the pre-Closing obligations of the Company are hereinafter referred to as the “Company Apportionment Obligations.

(b) The parties hereto acknowledge and agree that the landlords of Leases that are assumed and assigned to Purchaser or its Designee must submit all Company Apportionment Obligations prior to September 15, 2006 or such expenses shall not be allowed against, and the landlord shall be barred from collecting such charges from Purchaser, Purchaser’s Designee, the Company or its estate.”

4. Amendment to Section 4.8(b). Section 4.8(b) of the Purchase Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“(b) For each property whose Lease is not assigned to Purchaser at the Closing, (i) the Company shall, at Purchaser’s sole cost and expense, operate the stores in accordance with the underlying Lease for such property in a manner consistent with the Company’s past practices and (ii) consistent with the foregoing, the Company shall act at Purchaser’s direction, as reasonably requested by Purchaser, with respect to such operation, in both cases from and after the Closing Date until the earlier of (x) the date of the completion of the store’s store closing sale pursuant to Section 4.15 or (y) the date when such Lease is identified as an Assumed Contract and assigned to Purchaser or as a Designated Lease

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and assigned to a Designee. The Company makes no representations or warranties as to the profitability of the stores during this time period. To the extent that it is necessary for the Company to purchase Inventory at Purchaser’s direction in order to operate the stores in a manner consistent with the Company’s past practices, Purchaser shall be responsible for the cost and expense of such purchases.”

5. Amendment to Section 4.15. Section 4.15 of the Purchase Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“4.15 Store Closing Sales. For all Inventory in stores (a) whose Leases have not been identified to be assumed or designated by Purchaser by the Designation Date or (b) that have been designated in writing by Purchaser as stores in which to conduct store closing sales, the Company shall, prior to May 2, 2005, conduct store closing sales in accordance with the terms of the GOB Order on such premises on terms and conditions heretofore approved by the Court in respect of store closings conducted by the Company. Alternatively, the Company may, at Purchaser’s request, retain a liquidator to assist with the store closing sales. Such liquidator shall assist with the store closing sales in conformity with the terms of the existing Court orders. Purchaser shall pay all costs and expenses incurred in connection with the store closing sales as they become due. All proceeds from the store closing sales shall be remitted promptly to Purchaser.”

6. Replacement of Term “Going -Out-Of-Business Sale.” The terms “going-out-of-business sale” and “going-out-of-business sales,” as they appear in Sections 1.5(a), 4.10(b), 4.12(a), 4.12(e), 4.12(g) and 5.3(f) and Exhibit 1.2 of the Purchase Agreement, are hereby deleted and replaced by the terms “store closing sale” and “store closing sales,” respectively.

7. Amendment to Exhibit 1.2 “Assumed Liabilities”. Exhibit 1.2 shall be amended to add a new item “6,” as follows:

                “6. All Company Apportionment Obligations with respect to the Leases which are either assigned to Purchaser or its Designee shall be assumed by Purchaser or its Designee, as applicable.”

8. Confirmation. Except as amended hereby, the Purchase Agreement remains unmodified. As amended hereby, the Purchase Agreement is hereby ratified and confirmed and remains in full force and effect.

9. Counterparts. This Amendment may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered will be an original, with the same effect as if the signature thereto were upon the same instrument. Each counterpart may consist of a number of copies hereof each signed by one, but together signed by both of the parties hereto. A facsimile copy of a signature page shall be deemed to be an original signature page.

10. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

[SIGNATURE PAGES TO FOLLOW]

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     IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Amendment and caused the same to duly deliver this Amendment on their behalf on the day and year first written above.

THE COMPANY GADZOOKS, INC.
By:	/s/ Gerald Szczepanski
Gerald Szczepanski
Chairman and CEO

PURCHASER GADZOOKS 21, INC.
By:	/s/ Lawrence H. Meyer
Lawrence H. Meyer
Senior Vice-President